Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-164099, 333-173825 and 333-179980), and Form S-8 (File No. 333-166257 and 333-179220) relating to the Lucas Energy, Inc. 2010 Long Term Incentive Plan and 2012 Stock Incentive Plan, respectively, of our report dated June 28, 2011, relating to the financial statements of Lucas Energy, Inc. for the year ended March 31, 2011, that appear in this Annual Report on Form 10-K of Lucas Energy, Inc.

/s/GBH CPAs, PC

GBH CPAs, PC
HOUSTON, TEXAS
June 29, 2012